Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-8 of Bunker Hill Silver Corp. (formerly Bunker Hill Mining Corp.) (the “Company”) (File Nos. 333-275339 and 333-275340) and the Registration Statement on Form S-3 of the Company (File No. 333-296996) of our auditor’s report dated October 30, 2026, relating to the consolidated financial statements of Silver47 Exploration Corp. and its subsidiaries as at July 31, 2026 and 2025, and for the years then ended, as filed with the United States Securities and Exchange Commission in this Current Report on Form 8-K of the Company filed on November 10, 2026.

/s/ MNP LLP

Chartered Professional Accountants
November 10, 2026
Vancouver, Canada